Exhibit 99.1

Bank of the James Announces Second Quarter, First Half 2021

Financial Results and Declaration of Dividend

Asset Quality, Commercial Banking Momentum, Active Mortgage Lending

LYNCHBURG, Va., July 23, 2021 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three and six month periods ended June 30, 2021.

Net income for the three months ended June 30, 2021 was $2.01 million or $0.42 per diluted share compared with $821 thousand or $0.17 per diluted share for the three months ended June 30, 2020. For the six months ended June 30, 2021, net income was $3.85 million or $0.81 per diluted share compared with $1.82 million or $0.38 million per diluted share for the six months ended June 30, 2020.  The outstanding shares used to calculate earnings per share for both the 2020 and 2021 have been adjusted to include a 10% stock dividend declared in June 2021.

Robert R. Chapman III, President and CEO, commented: “Strong second quarter and first half earnings reflected our team’s commitment to serving and supporting clients’ financial needs despite challenges presented by the pandemic and economic uncertainties. Maximizing opportunities to serve in commercial banking, including active participation in the Payroll Protection Program (PPP), and residential mortgage originations have generated revenue gains. Diligent attention to expense management, efficient operation, and maintaining a strong balance sheet and high loan quality have supported the Company’s positive financial performance.

“Our financial performance enabled the Company to thank shareholders for their support and confidence with a 10% stock dividend in the second quarter in addition to our quarterly cash dividend, reflecting our expectations that the Company’s prospects are very encouraging.

“We are heartened by the signs of economic and health recovery in our communities. Our ongoing assessments indicate our customers and communities have essentially weathered the worst of the pandemic conditions and are well-positioned to move ahead. However, we believe there is still a great deal of risk and uncertainty on the health and economic fronts. We continue our diligent credit monitoring and are staying in close contact with customers.

“We are maintaining strong cash reserves to help hedge potential risks related to the ongoing economic uncertainty and COVID-19 Delta variant risks.  We also believe that our level of allowance for loan losses is adequate and reflects the economic the current economic uncertainty. We are proceeding with optimism, however, we are proceeding with care and maintaining a prudent financial stance.”

Highlights

•

Net income in the second quarter of 2021 included strong noninterest income, which was $3.05 million, up 9% from $2.80 million in the second quarter of 2020, primarily driven by mortgage loan processing fees and gains on the sale of originated residential mortgages to the secondary market, fees from electronic corporate treasury services, and mortgage loan processing. In the first half of 2021, residential mortgage loan origination and gain-on-sale of loans contributed to a 10% year-over-year growth in noninterest income.

•

Total interest income was $7.23 million in the second quarter of 2021 compared with $7.08 million a year earlier, and $14.60 million in the first half of 2021 and 2020. Commercial lending activity in both periods of 2021 was subdued, reflecting the impact of the pandemic and economic conditions on commercial loan demand, generally strong cash positions of businesses, and pressure on interest rates.

•

Net interest income after provision for loan losses was $6.71 million in the second quarter of 2021 and $13.46 million in the first half of 2021, up 31% and 29%, respectively, compared with the 2020 periods. Net interest income in both periods of 2021 primarily reflected a 55% year-over-year reduction of interest expense and no provision for loan losses in both periods of 2021.

•	Loans, net of the allowance for loan losses, were $595.2 million at June 30, 2021, compared with $601.9 million at December 31, 2020, primarily reflecting ongoing paydowns of PPP loans.

•	Commercial real estate loans (owner occupied and non-owner occupied) increased in the second quarter of 2021 from the first quarter of 2021 and have grown by $38.2 million since June 30, 2020.

•

Asset quality remained sound with a 0.33% ratio of nonperforming loans to total loans, reflecting strong credit quality and fewer nonperforming loans. The allowance for loan losses to total loans was 1.20% at June 30, 2021 (approximately 1.29% excluding government-guaranteed PPP loans).

•

Total deposits were $819.4 million at June 30, 2021 compared with $765.0 million at December 31, 2020, reflecting continued core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts) and declines in time deposits.

•

Total stockholders’ equity was $68.1 million at June 30, 2021 compared with $66.7 million at December 31, 2020. Book value per share was $14.36 at June 30, 2021 compared with $15.38 per share at December 31, 2020, primarily reflecting the 10% stock dividend declared in the second quarter of 2021.

•	On July 20, 2021 the Company’s board of directors approved a quarterly $0.07 per share dividend payable to stockholders of record on September 3, 2021, to be paid on September 17, 2021.

Second Quarter, First Half 2021 Operational Review

Net interest income after provision for loan losses in the second quarter of 2021 was $6.7 million compared with $5.2 million in the second quarter of 2020, reflecting no loan loss provision in the 2021 period and a $760,000 provision in the second quarter of 2020. Total interest income was $7.2 million in the second quarter of 2021, compared with $7.1 million a year earlier. Total interest income in the second quarter and first half of 2021 reflected relatively flat commercial lending activity (exclusive of PPP lending) and continued downward pressure on interest rates. The return on interest earning assets was 3.39% compared with 3.74% a year earlier.

The Company trimmed interest expense to $524,000 in the second quarter of 2021, down 55% compared with a year earlier, reflecting reduced costs of time deposits and borrowings, a retirement of higher-cost debt in 2020, and growth of lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts). The Company lowered the rate paid on total interest-bearing liabilities to 0.31% in the second quarter of 2021 from 0.76% a year earlier. The net interest margin was 3.15% and interest spread was 3.08% in the second quarter of 2021 – relatively consistent with the 2020 period.

In the first half of 2021, net interest income after provision for loan losses was $13.5 million compared with $10.4 million for the six months of 2020. The first half of 2021 reflected similar year-over-year comparisons, including flat total interest income, lower return on interest earning assets, sharply reduced interest expense, and lower rates paid on interest-bearing liabilities. The Company had no provision for loan losses in the first half of 2021 compared with a $1.6 million provision for loan losses in the first half of 2020.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We believe we have maximized revenue opportunities and managed expenses, and thus far we have been able to navigate the challenges posed by the pandemic. We have accreted some of the

PPP fees into interest income, which has provided support for interest income and net interest margin during a period of minimal commercial lending growth. We continue to recognize fees from processing the later rounds of PPP loans, although we anticipate this will be slowing in the coming months as PPP loans are paid off and forgiven.

“We anticipate that as businesses continue their recovery and are able to more accurately assess business activity and growth opportunities, we can look forward to a return to more normal interest income activity. We expect a competitive commercial lending market and interest rate pressure will continue as the recovery continues.”

In the second quarter of 2021, noninterest income, including gains from the sale of residential mortgages to the secondary market and income from the Bank’s line of treasury management services for commercial customers, was $3.0 million compared with $2.8 million in the second quarter of 2020. Strong residential mortgage originations generated $2.3 million in gains from the sale of loans held-for-sale in the second quarter of 2021 compared with $2.0 million in the second quarter of 2020.

Noninterest expense for the three months ended June 30, 2021 increased modestly compared with a year earlier, primarily reflecting increased personnel expenses that included performance-based compensation for residential mortgage production and employee work on PPP loans.

For the three months ended June 30, 2021, Return on Average Assets (ROAA) was 0.88% compared with 0.41% a year earlier, primarily reflecting asset growth and increased earnings. Return on Average Equity (ROAE) increased to 12.23% compared with 5.33% a year earlier. For the three months ended June 30, 2021, the Company’s efficiency ratio was 74.16%, improving from 79.65% for the three months ended June 30, 2020.

Noninterest income in the first half of 2021 was $5.5 million, up 10% from $5.0 million in the first half of 2020, primarily reflecting year-over-year growth in gains from the sale of residential mortgage loans to the secondary market. Noninterest expense increased slightly to $14.1 million in the first half of 2021 from $13.1 million a year earlier. The Company’s ROAA, ROAE and efficiency ratio reflected improvements similar to those in the quarterly comparisons.

Balance Sheet Review: Loan Quality, Strong Reserves, CRE Gains

Total assets were $908.4 million at June 30, 2021 compared with $851.4 million at December 31, 2020, with the increase primarily reflecting an increase in deposits.

Loans, net of allowance for loan losses of $7.2 million, were $595.2 million at June 30, 2021 compared with loans, net of allowance for loan losses of $7.2 million of $601.9 million at December 31, 2020. Net loans declined slightly from $606.5 million at March 31, 2021, which reflected the ongoing paydowns and forgiveness of PPP loans as the program winds down. At June 30, 2021, the Company had approximately $39.3 million of government-guaranteed PPP loans and expects this total to continue declining in the coming months.

Commercial loans, including outstanding PPP loans, were $133.6 million at June 30, 2021, down from $145.1 million at December 31, 2020 and $155.2 million at March 31, 2021. As noted, this decline primarily reflects paydowns of PPP loans. Slower business activity and conservative borrowing during the pandemic continues to depress commercial lending. Although the Company has approved and closed new commercial loans, activity has not been at a sufficient pace to offset payoffs and normal amortization. Management noted some businesses have used higher cash reserves to pay down lines of credit balances.

Commercial real estate and commercial construction lending have increased modestly during the past year despite the pandemic and economic uncertainties. At June 30, 2021, commercial mortgages-owner occupied were $117.8 million compared with $93.0 million a year earlier and increased approximately $8.2 million during the second quarter from $109.7 million at March 31, 2021. Non-owner occupied commercial mortgages were $178.0 million at June 30, 2021 compared with $164.5 million at June 30, 2020 and increased from $170.5 million at March 31, 2021. Commercial construction loans increased to $30.8 million from $20.2 million a year earlier.

Consumer loans were relatively stable year-over-year. Retained residential mortgage totals declined to $37.6 million at June 30, 2021 from $50.4 million at June 30, 2020, reflecting the Company’s ongoing practice of selling originated residential mortgages to the secondary market and judicious management of retained mortgage loans. Residential construction loans increased modestly year-over-year.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.33% at June 30, 2021 compared with 0.34% at December 31, 2020. The allowance for loan losses to total loans was 1.20% (approximately 1.29%, excluding guaranteed PPP loans) at June 30, 2021 compared with 1.17% at December 31, 2020 (approximately 1.25% excluding PPP loans). Total nonperforming loans were $2.0 million at June 30, 2021 compared with $2.1 million at December 31, 2020. Other real estate owned was $761,000 at June 30, 2021 compared with $1.1 million at December 31, 2020.

The Company maintained a significant 363% allowance for loan losses to nonperforming loans ratio, which management believes reflects estimates of continued loan portfolio risk primarily attributable to the ongoing economic uncertainties arising from the COVID-19 pandemic, which have lingered due to lagging vaccination rates and an increase in cases within our markets related to the Delta variant.

Total deposits at June 30, 2021 were $819.4 million, compared with $765.0 million at December 31, 2020. As in the past several quarters, increased demand deposits accounted for the growth, in part due to increased balances held by businesses and organic growth in the Bank’s markets. Time deposits declined during the quarter as the Bank continued to allow higher interest time deposits to roll off. Core deposits (noninterest bearing demand, NOW, money market and savings) were approximately 82% of total deposits at June 30, 2021.

The Company’s measures of shareholder value included total stockholders’ equity of $68.1 million at June 30, 2021, compared with $66.7 million at December 31, 2020 and book value per share of $14.36. As noted, strong quarterly earnings enabled the Company to issue a 10% stock dividend and continue to pay a quarterly $0.07 dividend per share.  The Company intends to continue to take advantage of opportunities to repurchase shares at or below book value.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary.  The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.  Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "intend," "anticipate," "plan" and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the "Company") undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the "Bank"), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Jun 30, 2021	Three months ending Jun 30, 2020	Change	Year to date Jun 30, 2021	Year to date Jun 30, 2020	Change
Interest income	$7,234	$7,081	2.16%	$14,599	$14,569	0.21%
Interest expense	524	1,163	-54.94%	1,141	2,515	-54.63%
Net interest income	6,710	5,918	13.38%	13,458	12,054	11.65%
Provision for loan losses	-	760	-100.00%	-	1,648	-100.00%
Noninterest income	3,049	2,789	9.32%	5,483	4,975	10.21%
Noninterest expense	7,237	6,935	4.35%	14,126	13,132	7.57%
Income taxes	508	191	165.97%	966	433	123.09%
Net income	2,014	821	145.31%	3,849	1,816	111.95%
Weighted average shares outstanding - basic (1)	4,748,356	4,773,380	(25,024)	4,757,480	4,778,112	(20,632)
Weighted average shares outstanding - diluted (1)	4,748,356	4,773,380	(25,024)	4,757,480	4,778,112	(20,632)
Basic net income per share (1)	$0.42	$0.17	$0.25	$0.81	$0.38	$0.43
Fully diluted net income per share (1)	$0.42	$0.17	$0.25	$0.81	$0.38	$0.43

  (1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.

Balance Sheet at period end:	Jun 30, 2021	Dec 31, 2020	Change	Jun 30, 2020	Dec 31, 2019	Change
Loans, net	$595,172	$601,934	-1.12%	$623,564	$573,274	8.77%
Loans held for sale	6,253	7,102	-11.95%	6,098	4,221	44.47%
Total securities	134,627	93,856	43.44%	58,751	63,343	-7.25%
Total deposits	819,442	764,967	7.12%	745,986	649,459	14.86%
Stockholders' equity	68,091	66,732	2.04%	64,465	61,445	4.91%
Total assets	908,364	851,386	6.69%	827,098	725,394	14.02%
Shares outstanding	4,741,560	4,339,436	402,124	4,339,436	4,357,436	(18,000)
Book value per share	$14.36	$15.38	$(1.02)	$14.86	$14.10	$0.76

Daily averages:	Three months ending Jun 30, 2021	Three months ending Jun 30, 2020	Change	Year to date Jun 30, 2021	Year to date Jun 30, 2020	Change
Loans, net	$610,338	$620,572	-1.65%	$610,876	$597,378	2.26%
Loans held for sale	5,542	5,653	-1.96%	5,848	4,563	28.16%
Total securities	116,214	56,647	105.15%	106,283	58,296	82.32%
Total deposits	829,187	731,009	13.43%	808,861	695,436	16.31%
Stockholders' equity	66,066	61,776	6.94%	65,434	61,509	6.38%
Interest earning assets	855,748	759,306	12.70%	836,285	720,305	16.10%
Interest bearing liabilities	671,812	614,343	9.35%	657,756	594,207	10.69%
Total assets	918,350	808,602	13.57%	897,917	772,170	16.28%

Financial Ratios:	Three months ending Jun 30, 2021	Three months ending Jun 30, 2020	Change	Year to date Jun 30, 2021	Year to date Jun 30, 2020	Change
Return on average assets	0.88%	0.41%	0.47	0.86%	0.47%	0.39
Return on average equity	12.23%	5.33%	6.90	11.86%	5.95%	5.91
Net interest margin	3.15%	3.13%	0.02	3.25%	3.37%	(0.12)
Efficiency ratio	74.16%	79.65%	(5.49)	74.58%	77.12%	(2.54)
Average equity to average assets	7.19%	7.64%	(0.45)	7.29%	7.97%	(0.68)

Allowance for loan losses:	Three months ending Jun 30, 2021	Three months ending Jun 30, 2020	Change	Year to date Jun 30, 2021	Year to date Jun 30, 2020	Change
Beginning balance	$7,106	$5,474	29.81%	$7,156	$4,829	48.19%
Provision for losses	-	760	-100.00%	-	1,648	-100.00%
Charge-offs	-	(79)	-100.00%	(64)	(339)	-81.12%
Recoveries	106	38	178.95%	120	55	118.18%
Ending balance	7,212	6,193	16.45%	7,212	6,193	16.45%

Nonperforming assets:	Jun 30, 2021	Dec 31, 2020	Change	Jun 30, 2020	Dec 31, 2019	Change
Total nonperforming loans	$1,985	$2,064	-3.83%	$5,186	$1,301	298.62%
Other real estate owned	761	1,105	-31.13%	1,616	2,339	-30.91%
Total nonperforming assets	2,746	3,169	-13.35%	6,802	3,640	86.87%
Troubled debt restructurings - (performing portion)	380	392	-3.06%	402	410	-1.95%

Asset quality ratios:	Jun 30, 2021	Dec 31, 2020	Change	Jun 30, 2020	Dec 31, 2019	Change
Nonperforming loans to total loans	0.33%	0.34%	(0.01)	0.82%	0.23%	0.59
Allowance for loan losses to total loans	1.20%	1.17%	0.03	0.98%	0.84%	0.14
Allowance for loan losses to nonperforming loans	363.32%	346.71%	16.61	119.42%	371.18%	(251.76)

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

Assets	(unaudited) 6/30/2021	12/31/2020

Cash and due from banks	$39,395	$31,683
Federal funds sold	83,894	69,203
Total cash and cash equivalents	123,289	100,886

Securities held-to-maturity (fair value of $4,056 in 2021 and $4,192 in 2020)	3,663	3,671
Securities available-for-sale, at fair value	130,964	90,185
Restricted stock, at cost	1,324	1,551
Loans, net of allowance for loan losses of $7,212 in 2021 and $7,156 in 2020	595,172	601,934
Loans held for sale	6,253	7,102
Premises and equipment, net	16,919	16,621
Software, net	249	361
Interest receivable	2,105	2,350
Cash value - bank owned life insurance	18,553	16,355
Other real estate owned	761	1,105
Other assets	9,112	9,265
Total assets	$908,364	$851,386

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	156,594	143,345
NOW, money market and savings	519,434	463,506
Time	143,414	158,116
Total deposits	819,442	764,967

Capital notes	10,029	10,027
Interest payable	56	85
Other liabilities	10,746	9,575
Total liabilities	$840,273	$784,654

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding
4,741,560 and 4,339,436 as of June 30, 2021 and December 31, 2020	10,147	9,286
Additional paid-in-capital	37,244	30,989
Accumulated other comprehensive income	336	1,792
Retained earnings	20,364	24,665
Total stockholders' equity	$68,091	$66,732

Total liabilities and stockholders' equity	$908,364	$851,386

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)	For the Three Months Ended June 30,		For the Six Months Ended June 30,

Interest Income	2021	2020	2021	2020
Loans	$6,624	$6,732	$13,484	$13,737
Securities
US Government and agency obligations	219	151	410	338
Mortgage backed securities	84	55	161	114
Municipals	203	80	356	155
Dividends	29	24	35	33
Other (Corporates)	50	23	100	46
Interest bearing deposits	5	6	19	70
Federal Funds sold	20	10	34	76
Total interest income	7,234	7,081	14,599	14,569

Interest Expense
Deposits
NOW, money market savings	138	166	273	492
Time Deposits	278	864	651	1,761
Finance leases	27	28	54	58
Brokered time deposits	-	48	-	97
Capital notes	81	57	163	107
Total interest expense	524	1,163	1,141	2,515

Net interest income	6,710	5,918	13,458	12,054

Provision for loan losses	-	760	-	1,648

Net interest income after provision for loan losses	6,710	5,158	13,458	10,406

Noninterest income
Gains on sale of loans held for sale	2,310	1,950	4,084	3,127
Service charges, fees and commissions	637	514	1,191	1,002
Life insurance income	100	110	198	188
Other	2	2	10	14
Gain on sales of available-for-sale securities	-	213	-	644

Total noninterest income	3,049	2,789	5,483	4,975

Noninterest expenses
Salaries and employee benefits	4,076	3,973	7,808	7,327
Occupancy	405	382	833	818
Equipment	631	569	1,257	1,178
Supplies	116	106	234	233
Professional, data processing, and other outside expense	1,035	970	1,949	1,894
Marketing	238	179	511	315
Credit expense	284	276	560	472
Other real estate expenses	7	21	73	120
FDIC insurance expense	123	87	288	144
Other	322	372	613	631
Total noninterest expenses	7,237	6,935	14,126	13,132

Income before income taxes	2,522	1,012	4,815	2,249

Income tax expense	508	191	966	433

Net Income	$2,014	$821	$3,849	$1,816

Weighted average shares outstanding - basic (1)	4,748,356	4,773,380	4,757,480	4,778,112

Weighted average shares outstanding - diluted (1)	4,748,356	4,773,380	4,757,480	4,778,112

Net income per common share - basic (1)	$0.42	$0.17	$0.81	$0.38

Net income per common share - diluted (1)	$0.42	$0.17	$0.81	$0.38

  (1) Shares and per share amounts for all periods have been adjusted to reflect a 10% stock dividend declared in June 2021.